Change in auditor:

On March 25, 2024, Ernst & Young LLP (the “Prior Auditor”) resigned as the independent registered public accounting firm of Pioneer Core Trust I due to the independence considerations resulting from a change of the independent registered public accounting firm of a related party. The Prior Auditor’s reports on the financial statements of the Trust for the past two fiscal years, the years ended August 31, 2023 and August 31, 2022, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the last two fiscal year-ends and the subsequent interim period through March 25, 2024, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its reports on the Trust’s financial statements for such periods; or (2) “reportable events” related to the Trust, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Board requested that the Prior Auditor address a letter to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, is attached as Attachment A.

On March 25, 2024, the Audit Committee of the Board approved, and on March 25, 2024, the Board approved, Deloitte & Touche LLP as the independent registered accounting firm of the Trust for fiscal periods ending after March 25, 2024.

November 7, 2024

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Form N-CSR dated November 7, 2024, of Pioneer Core Trust I and are in agreement with the statements contained in paragraphs 1-2 under the caption “Additional Information (unaudited)”, the statement contained in paragraph 1 under the captions “Changes in Accountants” and the statements contained in paragraphs 1-2 under the caption “Auditor Transition.” We have no basis to agree or disagree with other statements of the registrant contained therein.

We have also read the Exhibit “EX99_ACCT” to Form N-CSR dated November 7, 2024 of Pioneer Core Trust I and are in agreement with the statements contained in paragraphs 1-3 under the caption “Change in auditor.” We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Boston, Massachusetts